Exhibit 99.1

EMERGE INTERACTIVE REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

SEBASTIAN, Florida, August 9, 2005 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural, foodservice and healthcare industries, today announced results for the three and six month periods ending June 30, 2005.

Revenues for the three months and six months ended June 30, 2005, were $335,000 and $1.1 million respectively, compared to $212,000 and $386,000 in the comparable prior-year periods for year-over-year growth of 58% and 181%, respectively. Net loss for the quarter was $2.4 million, or $0.05 per share, compared to $2.8 million, or $0.06 per share, in the same quarter last year. Net loss for the six months was $4.0 million, or $0.08 per share, compared to $2.9 million, or $0.07 per share, in the comparable prior-year period. Included in the net loss for the six months ended June 30, 2004 was a $2.3 million non-cash net gain related to the change in fair value of common stock warrants and additional investment rights issued in connection with the Company’s two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004.

The increase in revenues during the first two fiscal quarters of 2005 compared to the same period of 2004 primarily reflects higher revenues from: 1) the sale of one Carcass Inspection System (“CIS”) unit that had previously been under a lease agreement, 2) revenue from two CIS units under lease at Cargill Meat Solutions beef processing facilities in the first half of 2005 compared to one CIS unit under lease in most of the comparable period of 2004, 3) service revenues on the CIS unit sold in the first quarter of 2005, and 4) improved revenues from the Company’s individual-animal tracking and database management services.

Selling, general and administrative expenses for the second quarter 2005 decreased 23% to $1.5 million from $2.0 million in the prior year quarter, and decreased 22% to $2.8 million from $3.6 million for the six-month periods ended June 30, 2005 and 2004, respectively. Technology and development expenses for the three months ended June 30, 2005 were $701,000 compared to $563,000 in the prior year quarter. For the six months ended June 30, 2005 technology and development expenses were $1.2 million compared to $1.0 million for the six months ended June 30, 2004.

Decreased SG&A expenses reflect the Company’s continued implementation of cost control efforts, particularly evident in lower overall personnel costs. Included in SG&A expenses for the six months ended June 30, 2005 is a gain on the sale of Professional Cattle Consultants assets of $100,000. The six-month period ended June 30, 2004 included a non-cash stock compensation expense of $360,000 incurred as the result of accelerating the vesting and extending the expiration date of stock options in accordance with two separation agreements with officers of the Company. Higher technology expenses reflect the Company’s increased focus on the development of VerifEYE™ derivative products.

“While we have made progress in the development of our products and services, our short-term revenue has continued to be below the expectations that we set earlier this year,” said David Warren, President and Chief Executive Officer of eMerge. “We have had numerous discussions with major packers regarding adoption of CIS, and, while there definitely remains potential for additional adoption, we have not yet generated any new orders. Packers are still experiencing the effects of imbalanced supply and demand that has led to months of continuous losses for the packing industry.

“The medium- to longer-term outlook for our VerifEYE technology remains positive. During the second quarter of 2005, a third party test of the CIS and Solo™ products was completed using protocols approved by the USDA. The results of the test indicated that use of the VerifEYE technology in combination with other interventions can result in a significant reduction in both visible and non-visible contamination. In addition, for the first time, the Food Safety and Inspection Service of the USDA has ordered Solo units for its internal testing, which we believe could lead to the use of Solo by the USDA.

“As previously reported, during the first quarter of 2005 the first generation HandScan™ product was demonstrated at the Food Safety Summit, and during the second quarter of 2005 HandScan was demonstrated at the National Restaurant Association’s annual meeting. As a result of feedback from potential customers, we are currently working on development of a next-generation scanning device. We expect to have a working prototype ready for market testing late in the fourth quarter of 2005.

“Individual animal identification continues to be a major topic of debate and discussion in the beef industry. However, actual adoption of animal identification products continues to be at low levels. We believe that it will take a major packer or participant in the supply chain to adopt animal ID in a significant portion of its business to accelerate adoption in the industry.”

The Company ended the second quarter of 2005 with $6.1 million in cash and cash equivalents. The Company expects to meet its 2005 cash requirements with cash on hand and the expected cash flows from operations. However, if sales from products and services continue to fall short of expectations in 2005, the Company will need to seek additional sources of liquidity and implement additional cost control measures. There can be no assurance that sources of liquidity will be available in an amount and on terms that are acceptable to the Company. As a result, the Company has engaged AgriCapital and B. Riley & Co. to advise management and the eMerge Board of Directors regarding alternative strategies intended to address liquidity and shareholder value. To date, there have been no definitive results from this engagement, and there can be no assurance of success regarding any alternative strategies that might ultimately be pursued.

The Company’s stock has been trading below $1 since March 17, 2005, and it is currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. The Company has been provided 180 calendar days, or until October 31, 2005, to regain compliance. If at any time before October 31, 2005, the bid price of the stock closes at $1 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance. If the Company has not regained compliance by October 31, 2005, Nasdaq will determine if the Company meets the Nasdaq SmallCap Market initial listing criteria, except for the bid price requirement. If the Company meets the initial listing criteria, other than the bid price requirement, it will be granted an additional 180 calendar day period to regain compliance. If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company’s stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock. Ultimately, non-compliance could result in Nasdaq delisting the Company’s common stock. Such delisting could have an adverse effect on the liquidity of the Company’s common stock and could also impact its ability to raise additional equity capital, if necessary.

Quarterly Webcast

eMerge will host a webcast today at 11:00 a.m. (EDT) to discuss second quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc., is a technology company focusing on the agricultural, foodservice and healthcare industries. The Company is developing a broad portfolio of innovative products, including VerifEYE™, HandScan™, Solo™ and CIS contamination detection systems, for use in restaurants, nursing homes, hospitals and food processors. The Company’s agricultural products include CattleLog™, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding. For more information about eMerge Interactive, including the risks and uncertainties associated with our business, please visit www.emergeinteractive.com and view our filings with the Securities and Exchange Commission.

For additional information regarding this press release or if you have investor questions please contact Robert E. Drury, eMerge’s Chief Financial Officer, at (772) 581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed

Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$335,000	$212,000	$1,085,000	$386,000

Cost of revenue (1)	249,000	203,000	577,000	271,000

Gross profit	86,000	9,000	508,000	115,000

Operating expenses:
Selling, general and administrative	1,507,000	1,954,000	2,828,000	3,624,000
Technology and development	701,000	563,000	1,191,000	1,005,000
Depreciation expense	315,000	459,000	669,000	987,000

Operating loss	(2,437,000)	(2,967,000)	(4,180,000)	(5,501,000)

Interest and other income (expense), net	48,000	(4,000)	174,000	321,000
Interest expense	(5,000)	(5,000)	(9,000)	(9,000)
Gain (loss) on disposal of assets	(19,000)	11,000	(26,000)	11,000
Net (increase) decrease in fair value of common stock warrants and additional investment rights	—	168,000	(22,000)	2,329,000

Loss from continuing operations	(2,413,000)	(2,797,000)	(4,063,000)	(2,849,000)

Discontinued operations:
(Gain) loss from discontinued cattle operations, net of taxes	1,000	(19,000)	21,000	(18,000)

Net loss	$(2,412,000)	$(2,816,000)	$(4,042,000)	$(2,867,000)

Net loss per common share	$(0.05)	$(0.06)	$(0.08)	$(0.07)

Weighted average number of common shares outstanding – basic and diluted	50,371,312	44,308,795	48,899,108	43,852,652

(1)	Cost of revenue includes a provision for obsolete inventory of $105,000 and $141,000 for the three and six months ended June 30, 2005 and 2004, respectively. The provision for 2004 has been reclassified to cost of revenue from selling, general and administrative to conform to the 2005 presentation.

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$6,133,000	$5,955,000
Trade accounts receivable, less allowance for doubtful accounts	47,000	245,000
Inventories	334,000	381,000
Other current assets	660,000	610,000

Total current assets	7,174,000	7,191,000

Property, plant and equipment, net of accumulated depreciation	1,482,000	2,356,000
Food safety systems installed at customers, net of accumulated depreciation	536,000	457,000
Other assets	38,000	—

Total assets	$9,230,000	$10,004,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$4,000	$—
Accounts payable	215,000	336,000
Accrued liabilities	614,000	450,000
Advance payments from customers – current portion	870,000	1,084,000

Total current liabilities	1,703,000	1,870,000

Capital lease obligation, excluding current installments	10,000	—
Advance payments from customers - long term	952,000	1,419,000

Total liabilities	2,665,000	3,289,000

Stockholders’ equity:
Common stock	413,000	389,000
Additional paid-in capital	215,623,000	211,755,000
Accumulated deficit	(209,043,000)	(205,001,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	6,565,000	6,715,000

Total liabilities and stockholders’ equity	$9,230,000	$10,004,000